PAMIDA HOLDINGS CORPORATION
           Proxy for the Annual Meeting of Stockholders May 23, 1996 This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby constitutes and appoints Steven S. Fishman and Frank
A. Washburn, and each or either of them, attorneys and proxies of the undersigned, with full power of substitution to each of them, to vote all stock of Pamida Holdings Corporation (the "Corporation") standing in the name of the undersigned at the annual meeting of stockholders of the Corporation to be held at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, at 8:30 a.m. on May 23, 1996, and at any adjournments thereof, on the matter set forth on the reverse side hereof and on any other matters that properly may come before the meeting or any adjournments thereof.
     THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS. The undersigned hereby ratifies and confirms all that either of such attorneys and proxies, or their substitutes, may do or cause to be done by virtue hereof and acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Corporation to be held on May 23, 1996, the Proxy Statement for such meeting, and the Annual Report of the Corporation for the fiscal year ended January 28, 1996.
                         (To be Signed on Reverse Side)

[X]  Please mark your votes as in this example

                         AUTHORITY
               FOR        TO VOTE
          ALL NOMINEES    WITHHELD          NOMINEES:  L. David Callaway, III
1.ELECTION                                             Stuyvesant P. Comfort
  OF                                                   Steven S. Fishman
  DIRECTORS    [ ]          [ ]                        Robert D. Gordman
For, except authority to vote is withheld for the      M. Saleem Muqaddam
following nominee(s):                                  Peter J. Sodini
                                                       Frank A. Washburn

-------------------------------



-----------------------------------  ---------------------------   -------------
     SIGNATURE OF SHAREHOLDER         SIGNATURE IF HELD JOINTLY        DATE
NOTE:NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by a partner.

                           PAMIDA HOLDINGS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 23, 1996

     The Annual Meeting of Stockholders of Pamida Holdings Corporation, a Delaware corporation, will be held on Thursday, May 23, 1996, at 8:30 a.m. at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, for the following purposes:

     1. To elect a Board of Directors.
     2. To transact such other business as properly may come before the meeting and any adjournments thereof.

     The stock transfer books of the Corporation will not be closed. The Board of Directors of the Corporation has fixed the close of business on March 25, 1996, as the record date for determining the stockholders of the Corporation entitled to notice of and to vote at the meeting.

Dated March 27, 1996                    BY ORDER OF THE BOARD OF
                                        DIRECTORS,
                                        FRANK A. WASHBURN, Secretary



   --------------------------------------------------------------------------
        PLEASE MARK, SIGN, AND DATE THE ACCOMPANYING PROXY AND RETURN IT
      PROMPLTY IN THE ENVELOPE ENCLOSED FOR YOUR USE. THE PROXY WILL NOT BE
            USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.
   --------------------------------------------------------------------------




                          PAMIDA HOLDINGS CORPORATION
                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                  May 23, 1996

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Pamida Holdings Corporation (the "Corporation") of proxies from holders of the Corporation's $.01 par value Common Stock ("Common Stock") for use at the annual meeting of stockholders of the Corporation to be held on May 23, 1996, at 8:30 a.m. at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, and at any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record at the close of business on March 25, 1996, will be entitled to vote at the Annual Meeting.

     The mailing address of the principal executive offices of the Corporation is 8800 "F" Street, Omaha, Nebraska 68127. This Proxy Statement and the accompanying form of Proxy are first being sent to the holders of Common Stock on or about April 15, 1996.

                    OUTSTANDING SECURITIES AND VOTING RIGHTS

     The Board of Directors of the Corporation has fixed the close of business on March 25, 1996, as the record date for determining the stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting.

     The accompanying Proxy may be revoked by the person giving it at any time prior to its being voted; such revocation may be accomplished by a letter, or by a duly executed Proxy bearing a later date, filed with the Secretary of the Corporation prior to the Annual Meeting. If a stockholder who has given a Proxy is present at the Annual Meeting and wishes to vote in person, such stockholder may withdraw the Proxy at that time.

     On March 25, 1996, the Corporation had outstanding 5,004,942 shares of Common Stock, each such share entitling the holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Stockholders entitled to vote in the election of directors at the Annual Meeting have cumulative voting rights in such election, and there are no conditions precedent to the exercise of such rights. The existence of cumulative voting rights means that a stockholder may cast a total number of votes in the election for directors which is equal to the number of directors to be elected multiplied by the number of such stockholder's shares; such votes may be cast entirely for one candidate or may be distributed equally or unequally among as many candidates as the stockholder may consider appropriate.

     Assuming that a quorum is present at the Annual Meeting, under Delaware law and the Restated Certificate of Incorporation of the Corporation, as amended (the "Restated Certificate"), the seven nominees for election as directors who receive the greatest number of votes cast in the election of directors will be elected as directors.

     In the election of directors, any action other than a vote for a nominee will have the practical effect of a vote against such nominee, but only votes in favor of a nominee will directly affect the outcome of the election since the seven nominees receiving the greatest number of votes will be elected. Abstentions and broker "non-votes" are not deemed to be "votes cast" for any purpose but will be included for purposes of determining whether a quorum is present at the Annual Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary authority to vote on such matter and has not received voting instructions from the beneficial owner of the shares involved.

     The Restated Certificate provides that all proxies, ballots, votes, and tabulations that identify the particular vote of holders of Common Stock shall be confidential and shall not be disclosed except (i) to independent election inspectors appointed by the Corporation who shall not be directors, officers, or employees of the Corporation, (ii) as required by law, or (iii) when expressly requested by the voting stockholder.

     The following table sets forth information as to the beneficial ownership of Common Stock of each person or group who, as of March 1, 1996, to the knowledge of the Corporation, beneficially owned more than 5% of the Common
Stock:

                                         Number of
          Name and                       Shares of
          Address of                     Common Stock             Percent
          Beneficial                     Beneficially             of
          Owner                          Owned                    Class
-----------------------------            ------------             -------
399 Venture Partners, Inc. (1)           907,387                  18.13%
399 Park Avenue
New York, NY 10043

Natasha Partnership (2)                  574,000                  11.47%
Nathalie P. Comfort
63 South Beach Road
Hobe Sound, FL 33475

(1) 399 Venture Partners, Inc. is a wholly owned subsidiary of Citicorp. M. Saleem Muqaddam, a director of the Corporation, is a Vice President of 399 Venture Partners, Inc.
(2) According to a Schedule 13D, amended through January 21, 1994, filed on behalf of Natasha Partnership ("Natasha"), Nathalie P. Comfort is the sole general partner of Natasha with sole voting and sole dispositive power over the shares of Common Stock owned by Natasha and therefore also may be deemed to be the beneficial owner of such shares.

     The following table sets forth information as to each class of equity securities of the Corporation beneficially owned as of March 1, 1996, by each director of the Corporation, by each nominee for election as a director of the Corporation, and by all directors and executive officers of the Corporation as a group:

                                            Number of
                                            Shares of
                                           Common Stock         Percent
                    Beneficial             Beneficially           of
                      Owner                  Owned(1)            Class
               ----------------------      ------------         -------
               L. David Callaway, III       16,500 (2)           0.33%
               Stuyvesant P. Comfort       204,067               4.08%
               Steven S. Fishman           113,222 (3)           2.23%
               Robert D. Gordman            17,000               0.34%
               M. Saleem Muqaddam           20,000               0.40%
               Peter J. Sodini               1,000               0.02%
               Frank A. Washburn             8,233 (4)           0.16%
               All directors and           380,022 (2) (3)(4)    7.47%
               executive officers as a
               group (8 persons)
-----------------
(1) Each person named in the table above has sole voting power and sole investment power with respect to the shares set forth after his name, except for the shares referred to in notes (2) and (3) as being owned or held by the person's spouse.
(2) Mr. Callaway disclaims beneficial ownership of these shares, which are owned by his wife.
(3) Mr. Fishman disclaims beneficial ownership of 28,500 of these shares, which are held by him (10,500) or his wife (18,000) as custodian for his children. Mr. Fishman has the right to acquire beneficial ownership of 74,722 of these shares pursuant to options exercisable currently or within 60 days.
(4) Mr. Washburn has the right to acquire beneficial ownership of 5,133 of these shares pursuant to currently exercisable options.

                                   ELECTION OF DIRECTORS

     At the Annual Meeting, the stockholders will elect a board of seven directors for a term extending until the 1997 annual meeting of stockholders of the Corporation and until their respective successors have been elected and qualify. Proxies in the accompanying form which are received by the Board of Directors in response to this solicitation will, unless contrary instructions are given therein, be voted by the persons named therein as proxies in favor of the seven nominees for directors listed below. The persons named as proxies reserve the right, however, to vote such proxies cumulatively and for the election of fewer than all of the nominees for directors but do not intend to do so unless nominees other than those listed below are nominated at the Annual Meeting. The Board of Directors believes that all of the seven nominees listed below will be available to serve and will serve as directors if elected; however, if any of such nominees is not so available at the time of the election, the proxies may be voted in the discretion of the persons named therein for the election of a substitute nominee. The seven nominees receiving the greatest number of votes at the Annual Meeting will be elected as directors.

     Set forth below is certain information as of March 1, 1996, with respect to the nominees for election as directors of the Corporation. The information relating to their respective business experience was furnished to the Corporation by such persons. All of the nominees presently are serving as directors of the Corporation, and all of the nominees have been nominated for reelection by the Board of Directors.

                                             Positions and
                                              Offices with             Director
Nominee                           Age        the Corporation             Since
-------                           ---        ---------------            --------
L. David Callaway, III (2)        56         Director                     1994

Stuyvesant P. Comfort (1)         25         Director                     1994

Steven S. Fishman                 45         Chairman of the Board,       1993
                                             President, Chief Executive
                                             Officer, and Director

Robert D. Gordman (1)             49         Director                     1994

M. Saleem Muqaddam (1)(2)         49         Director                     1993

Peter J. Sodini (1)(2)            55         Director                     1990

Frank A. Washburn                 47         Executive Vice President     1995
                                             and Director
------------------
(1)  Member of Compensation and Stock Option Committees.
(2)  Member of Audit Committee.

     Mr. Callaway is Chairman of the Board and Chief Executive Officer of Express Messenger Systems, Inc. Previously, Mr. Callaway spent approximately 30 years with Citicorp and various of its affiliates (most recently, from 1986 to 1993, as a Vice President of Citicorp Venture Capital, Ltd.) in a variety of corporate and investment banking assignments.

     Mr. Comfort is a graduate of the University of Pennsylvania, Wharton School, and the New York University School of Law and is a private investor.

     Mr. Fishman has served as President and Chief Executive Officer of the Corporation and Pamida, Inc. ("Pamida") since April 1993 and as Chairman of the Board of the Corporation and Pamida since August 1993. From 1988 to March 1993, Mr. Fishman was employed by Caldor, Inc. as Senior Vice President and General Merchandise Manager-Homelines. Mr. Fishman is a director of Pamida.

     Mr. Gordman has been employed as a managing consultant by The Gallup Organization since June 1995. Prior to that time, since 1990, Mr. Gordman was an independent business consultant affiliated with The Gallup Organization. Mr. Gordman also currently provides business consulting services through his own company, Option 1A, Inc. Prior to his becoming a business consultant, Mr. Gordman was employed in various retail management capacities for 26 years by Richman Gordman Stores, Inc. (most recently as president and chief operating officer of its department store subsidiary and previously as executive vice president and chief operating officer of its off-price retail subsidiary).

     Mr. Muqaddam has served as a Vice President of Citicorp Venture Capital, Ltd. and its affiliated investment companies since 1989. Previously, Mr. Muqaddam spent 15 years with Citicorp and Citibank, N.A. in senior managerial positions in the international corporate banking area, primarily in Europe, and at the corporate headquarters in New York. Mr. Muqaddam is a director of Chromcraft Revington, Inc., Plantronics Inc., and Fairwood Corporation.

     Mr. Sodini has been  employed  since  February 1, 1996, as Chief  Operating
Officer of The Pantry, Inc., an operator of convenience stores. From 1992 through 1995, Mr. Sodini served as Chief Executive Officer of Purity Supreme, Inc., an operator of grocery supermarkets. From 1990 to early 1993, he served as Chairman of the Board of Buttrey Food & Drug, Inc. Mr. Sodini has been associated with the investment firm of Freeman Spogli & Co. Incorporated as a consultant since 1988. Mr. Sodini is a director of Transamerica Income Shares and Buttrey Food & Drug, Inc.

     Mr. Washburn has served as Executive Vice President of the Corporation since September 26, 1995, and as Executive Vice President - Corporate Operations of Pamida since February 27, 1995, having previously served as Senior Vice President - Human Resources of Pamida since 1993 and as Vice President - Human Resources of Pamida since 1987. Mr. Washburn also serves as Secretary of the Corporation and Pamida. Mr. Washburn joined Pamida's predecessor in 1965. He is a director of Pamida.

     The Board of Directors met eight times during the fiscal year ended January 28, 1996.

     The Compensation Committee of the Board of Directors met three times during the fiscal year ended January 28, 1996. The Committee's functions are to provide oversight with respect to the compensation and benefit policies, plans, and programs of the Corporation for the executive officers of the Corporation and, to the extent not otherwise determined by contract or formal plan, to review and recommend to the Board of Directors salaries, bonuses, and other employee benefits and compensation for the executive officers of the Corporation.

     The Audit Committee of the Board of Directors met formally one time and informally several other times during the fiscal year ended January 28, 1996. The Committee's functions are to recommend to the Board of Directors the firm to be appointed as the Corporation's independent accountants, to review and approve the scope of the Corporation's annual audit, to review the audit findings and recommendations of the Corporation's independent accountants, to consult with the Corporation's independent accountants and internal auditors concerning the Corporation's financial controls, accounting procedures, and internal auditing function, and to consider and review such other matters relating to the financial and accounting affairs of the Corporation as the Committee may deem appropriate.

     The Board of Directors has no Nominating Committee.

     All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the Committees on which they serve.

     COMPENSATION   COMMITTEE   INTERLOCKS   AND  INSIDER   PARTICIPATION.   The
Compensation and Stock Option Committees of the Board of Directors are composed of Messrs. Comfort, Gordman, Muqaddam, and Sodini.

     In October 1995 the Corporation purchased from 399 Venture Partners, Inc. and retired $1,019,061 principal amount of 14% Subordinated Promissory Notes of the Corporation due in 2003 for a purchase price of $509,530. In July 1995 the Corporation had made an offer on the same terms to all other holders of such 14% Subordinated Promissory Notes (399 Venture Partners, Inc. having waived the right to participate in such offer) and purchased and retired $261,920 principal amount of such Notes. As of January 28, 1996, 399 Venture Partners, Inc., of which Mr. Muqaddam, a director of the Corporation, is a Vice President, held approximately $20,159,792 principal amount of outstanding promissory notes of the Corporation due in 2003.

     During the fiscal year ended January 28, 1996, Mr. Gordman, a director of the Corporation, provided consulting services to Pamida on behalf of The Gallup Organization through April 1995 and thereafter on behalf of his own consulting company, Option 1A, Inc., relating to merchandising strategy and programs, for which Pamida paid an aggregate of $38,800 to The Gallup Organization and an aggregate of $102,600 to Option 1A, Inc. The Corporation presently anticipates that Mr. Gordman will provide additional consulting services to Pamida during the fiscal year ending February 2, 1997; the expected cost of such consulting services, which also will relate primarily to merchandising matters, is $130,000.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     ANNUAL EXECUTIVE COMPENSATION. The following table shows the annual compensation paid by the Corporation and Pamida for services rendered during the fiscal years ended January 28, 1996, January 29, 1995, and January 30, 1994, to the chief executive officer of the Corporation during fiscal 1996 and to each of the persons who were executive officers of the Corporation at January 28, 1996:

                           SUMMARY COMPENSATION TABLE

                                                                      Long-Term
                                                                     Compensation
                                  Annual Compensation                   Awards
                   -----------------------------------------         -------------
Name and                                           Other             Stock Options
Principal          Fiscal                          Annual             (Number of      All Other
Position            Year    Salary     Bonus    Compensation           Shares)      Compensation (1)
---------          ------   ------     -----    ------------         -------------  ----------------
Steven S. Fishman,  1996    $444,088   $     --    $   --                 2,778        $24,310
Chairman of the,    1995    $419,135   $239,787    $   --                75,000        $ 3,700
Board, President,   1994    $307,692   $147,533    $93,903(2)            75,000        $    --
and Chief Executive
Officer
Frank A. Washburn,  1996    $194,281   $ 25,000    $    --               14,667        $12,877
Executive Vice
President (3)
George R. Mihalko,  1996    $ 58,385   $ 35,000    $29,836(5)            10,000        $ 2,856
Senior Vice
President and
Chief Financial
Officer (4)

------------
(1) All Other Compensation consists of contributions by Pamida to its 401(k) plan and 1995 Deferred Compensation Plan ($3,745 and $20,565 for Mr. Fishman, $3,702 and $9,175 for Mr. Washburn, and $0 and $2,856 for Mr. Mihalko).
(2) $78,171 of this amount reflects various payments by Pamida relating to the relocation of Mr. Fishman and his family from Connecticut to Nebraska in connection with Mr. Fishman's employment by Pamida in fiscal 1994, including $51,000 which represents the difference between the purchase price and the fair market value of Mr. Fishman's Connecticut residence.
(3) Mr. Washburn became an executive officer of the Corporation in September 1995. Information concerning his prior employment by Pamida appears on a previous page of this Proxy Statement.
(4) Mr. Mihalko became an executive officer of the Corporation in September 1995. Prior to that time he was not employed by the Corporation or Pamida.
(5) $16,849 of this amount was a sign-on bonus in connection with Mr. Mihalko's initial employment by the Corporation, and $11,873 of this amount was reimbursement of various moving and relocation expenses.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                                                          Potential
                                                                     Realizable Value at
                                                                        Assumed Annual
                                                                     Rates of Stock Price
                                                                         Appreciation
                          Individual Grants (1)                        for Option Term
-------------------------------------------------------------------  --------------------
                                    % of
                                    Total
                                   Options
                      Options     Granted to
                      Granted     Employees    Exercise
                     (Number of   in Fiscal     Price    Expiration
      Name             Shares)       Year      ($/Sh)       Date        5%       10%
-----------------     ----------  --------     --------  ----------  -------  --------
Steven S. Fishman      2,778(2)     2.3%       $7.1875    2-29-96    $    --   $     --
Frank A. Washburn        667(2)     0.5%       $7.1875    2-29-96    $    --   $     --
Frank A. Washburn     14,000(3)    11.5%       $7.1875    2-23-05    $63,282   $160,370
George R. Mihalko     10,000(3)     8.2%       $4.0625    9-26-05    $25,549   $164,746

-------------------
(1) The options granted during fiscal 1996 were granted under the Corporation's 1992 Stock Option Plan (the "Plan") by the Stock Option Committee of the Board of Directors; the members of such committee also are the members of the Compensation Committee of the Board of Directors. Such options relate to shares of the Common Stock, were granted at prices equal to the average of the high and low prices of the Common Stock on the American Stock Exchange on the dates of the grants, and are intended to be incentive stock options for federal income tax purposes.
(2)  These options expired with no value and without having become exercisable.
(3) These options become exercisable in five equal annual installments beginning February 23, 1996, in the case of Mr. Washburn and September 26, 1996, in the case of Mr. Mihalko, subject in each case to the terms of the Plan and the applicable stock option agreement.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL-YEAR-END OPTION VALUES

                                                    Number of
                                                     Shares            Value of
                                                   Underlying        Unexercised
                                                   Unexercised      In-the-Money
                                                   Options at        Options at
                                                   1-28-96 (1)       1-28-96 (2)
                      Number of
                   Shares Acquired     Value       Exercisable/     Exercisable/
    Name             on Exercise     Realized    Unexercisable(2)  Unexercisable
-----------------  ---------------   --------    ----------------  -------------
Steven S. Fishman                0          -             74,722             0
                                                          72,500             0
Frank A. Washburn                0          -              5,133             0
                                                          14,200             0
George R. Mihalko                0          -                  0             -
                                                          10,000             0
---------------------
(1) All options relate to shares of the Common Stock and were granted under the Corporation's 1992 Stock Option Plan.
(2) In each case, the option exercise price exceeded the fair market value of the underlying Common Stock on January 26, 1996, the last day of the fiscal year on which trading in the Common Stock occurred.

     EMPLOYMENT AND OTHER AGREEMENTS. Mr. Fishman was employed by Pamida as its President and Chief Executive Officer, effective April 19, 1993, pursuant to an employment agreement having a three-year term ending on April 18, 1996. The agreement provided for a base salary for Mr. Fishman at an annual rate of not less than $450,000 for the third year and for certain incentive bonuses and fringe benefits. On September 22, 1995, the Corporation and Pamida entered into a new employment agreement with Mr. Fishman which superseded the 1993 agreement except as otherwise described in this paragraph. The term of the new agreement extends through April 18, 2001. Through April 18, 1996, Mr. Fishman is entitled to received a base salary at an annual rate of $450,000 (the rate for such period provided for in the 1993 agreement); thereafter, Mr. Fishman is entitled to receive a base salary at an annual rate of not less than $500,000 for the remaining term of the new agreement. Mr. Fishman was entitled to receive an incentive bonus for fiscal 1996 under both the 1993 and 1995 agreements if a specified minimum earnings test was met; however, such test was not met, and Mr. Fishman received no incentive bonus for fiscal 1996. The 1995 agreement requires the Board of Directors and Mr. Fishman to agree periodically upon incentive bonus programs for Mr. Fishman for fiscal 1997 through 2001. Mr. Fishman also is entitled to customary fringe benefits under the 1995 agreement. In the event of Mr. Fishman's death, his base salary would continue for 90 days, and his estate would be entitled to a pro rata portion of his incentive bonus (if any) for the fiscal year in which his death occurs. If Mr. Fishman's employment terminates for cause or by reason of his disability for a continuous period of six months, then he would be entitled to his base salary to the termination date, a pro rata portion of his incentive bonus (if any) for the fiscal year in which such termination occurs, and (only in the case of his disability) the continuation of certain fringe benefits until not later than his attainment of age 65. If Mr. Fishman's employment is terminated by the Corporation or Pamida without cause prior to a Significant Corporate Event (as defined in the 1995 agreement), then he would be entitled to the continuation of his base salary through April 18, 2001 (less amounts which Mr. Fishman might receive from other employment), a pro rata portion of his incentive bonus (if any) for the fiscal year in which such termination occurs, the continuation of certain fringe benefits until the earlier of April 18, 2001, or his receipt of such benefits from another employer, and the equivalent of certain deferred compensation and 401(k) benefits which Mr. Fishman would lose as a result of his termination without cause. If the termination without cause occurs after a Significant Corporate Event, then Mr. Fishman also would be entitled to receive an incentive bonus for each of the next two 12-month periods (but not beyond April 18, 2001) in an amount equal to the average amount of the incentive bonuses (if any) which he received for the three fiscal years prior to the fiscal year during which such termination occurs. Significant Corporate Events are the Corporation's ceasing to own all of the capital stock of Pamida, the merger of Pamida into a corporation of which the Corporation does not own a majority of the voting shares, the merger of the Corporation into another corporation a majority of whose voting shares are owned by persons other than the previous majority owners of the Corporation, the acquisition by a person or group (other than 399 Venture Partners, Inc. or its affiliates) of 30% or more of the voting shares of the Corporation, and a stockholder vote to dissolve Pamida or dispose of all of its property and assets. The 1995 agreement also provides that Mr. Fishman is entitled to at least 12 months advance notice if the Corporation and Pamida do not intend to continue his employment after April 18, 2001, with at least the same base salary as then in effect and with a substantially similar incentive bonus program and fringe benefits; in the absence of such notice, Mr. Fishman would be entitled to certain compensation through the end of a 12-month period beginning when such notice is given.

     Pamida has agreements with Mr. Washburn and Mr. Mihalko which provide in each case that if such person's employment is terminated by Pamida without cause (as defined in the agreement), then such person will be entitled to receive severance pay in an amount equal to his then current annual base salary, payable over the 12-month period following the termination and with any remaining payments being reduced by any wages earned by him during such 12-month period. If Mr. Fishman is not the Chief Executive Officer of Pamida at the time of such termination, then the severance pay of Mr. Washburn will be an amount equal to twice his then current annual base salary, payable over the 24-month period following the termination and with any remaining payments being reduced by any wages earned by Mr. Washburn during such 24-month period. Mr. Washburn's current annual base salary is $200,000, and Mr. Mihalko's current annual base salary is $165,000.

     REPORT OF COMPENSATION COMMITTEE. Mr. Fishman became Chief Executive Officer of the Corporation upon his employment by the Corporation in April 1993. The terms of Mr. Fishman's employment, including his compensation, were negotiated with him by a committee of outside directors of the Corporation appointed by the Board of Directors to conduct a search for a new chief executive officer of the Corporation following the death of the previous chief executive officer in October 1992. The committee was aided in such negotiations by an executive search firm engaged by the Corporation at the committee's direction, and the committee considered among other things information provided by such firm with respect to the compensation of other executives holding comparable positions in the retail industry. Mr. Fishman's salary for fiscal 1996 was established by the employment agreement between Mr. Fishman and Pamida described above. Mr. Fishman's employment agreement also provided for a potential incentive bonus for Mr. Fishman for fiscal 1996 based upon the financial performance of the Corporation and its subsidiaries on a consolidated basis. Because the applicable financial performance test of certain minimum earnings before interest, taxes, depreciation, and amortization was not met, Mr. Fishman received no bonus for fiscal 1996. The exercisability of a stock option granted to Mr. Fishman in fiscal 1996 also was dependent upon the financial performance of the Corporation and expired without having become exercisable because the applicable earnings-per-share test was not met.

     The salary of Mr. Washburn for fiscal 1996 was determined in large part by reference to information gathered by the Corporation's human resources department from published sources showing compensation levels of executives holding comparable positions in the retail industry. An important factor in determining Mr. Washburn's salary for fiscal 1996 was the increased level of responsibility that he assumed during the year as Executive Vice President-Corporate Operations of Pamida. Mr. Mihalko did not become an employee of the Corporation until September 1995; his salary for fiscal 1996 was determined as part of the negotiations for his employment and with reference to compensation levels for persons of comparable experience holding comparable positions in the retail industry. Although Messrs. Washburn and Mihalko were not entitled to any bonus for fiscal 1996 based upon the Corporation's performance, the Compensation Committee, upon the recommendation of Mr. Fishman, recommended and the Board of Directors approved discretionary bonuses of $25,000 to Mr. Washburn and $10,000 to Mr. Mihalko in recognition of their successful accomplishment during fiscal 1996 of certain significant assignments relating to the business of Pamida. Mr. Mihalko also was entitled to receive a guaranteed bonus of $25,000 pursuant to an arrangement entered into at the time of his employment by the Corporation in August 1995.

              M. Saleem Muqaddam (Chairman), Stuyvesant P. Comfort,
                     Robert D. Gordman, and Peter J. Sodini
                Compensation Committee of the Board of Directors

     PERFORMANCE GRAPH. The following performance graph compares the yearly percentage change in the cumulative total stockholder's return on the Common Stock with the yearly percentage change in the similar return of the S&P 500
Index and an index of a peer group of regional general merchandise discount store operators, assuming the reinvestment of dividends. The peer group is composed of the following companies: Ben Franklin Retail Stores, Fred's Inc., L. Luria & Son Inc., Rose's Stores Inc., Shopko Stores, Stuarts Department Stores, Inc., and Venture Stores Inc. The Corporation paid no dividends on the Common Stock during the periods reflected in the graph.

       [Performance Graph comparing the five-year cumulative total returns of Pamida, S & P 500 and Peer Group.]

             1991      1992      1993      1994      1995      1996
             ----      ----      ----      ----      ----      ----
Pamida        100        75        57        55       125        51
S & P 500     100       123       136       153       154       213
Peer Group    100       144       152       119        84        77

     COMPENSATION OF DIRECTORS. Directors who are not employees of the Corporation receive a monthly fee of $1,000 for serving on the Board of Directors, $500 for each Board meeting which they attend, and $500 for each meeting of a Board committee which they attend on a day other than the day of a Board meeting. Directors who also are employees of the Corporation or Pamida do not receive any additional compensation for serving as a director. All directors are reimbursed for their out-of-pocket travel and related expenses incurred in attending meetings of the Board of Directors and its committees.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Coopers & Lybrand L.L.P. served as the Corporation's independent public accountants for the fiscal year ended January 28, 1996, and has been selected by the Board of Directors to serve in such capacity for the current fiscal year.

     The Corporation expects that a representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and that such representative will be available to respond to appropriate questions.

     On June 16, 1995, upon the recommendation of its Audit Committee, the Board of Directors decided not to re-engage Deloitte & Touche LLP as the Corporation's principal independent accountant to audit the Corporation's financial statements for the fiscal year ended January 28, 1996, and instead engaged Coopers & Lybrand L.L.P. in such capacity and for such purpose.

     For the fiscal year ended January 29, 1995, and several prior years, Deloitte & Touche LLP audited the Corporation's financial statements. Deloitte & Touche LLP's reports on the Corporation's financial statements for the fiscal years ended January 29, 1995, and January 30, 1994, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to an uncertainty, audit scope, or accounting principles, except that the Deloitte & Touche LLP report for the fiscal year ended January 30, 1994, included a paragraph regarding the Corporation's adoption of Statement of Financial Accounting Standards No. 106 and 109. During the two most recent fiscal years and subsequent interim period preceding June 16, 1995, there were no disagreements between the Corporation and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and no reportable event, as described in the applicable regulations of the Securities and Exchange Commission ("SEC"), other than the matter described in the following paragraph.

     During the fiscal year ended January 29, 1995, the Corporation consulted Coopers & Lybrand L.L.P. concerning the method used by the Corporation for evaluating the carrying value of the excess of cost over net assets acquired
(goodwill) and other long-lived assets. This followed a review by the Corporation and Deloitte & Touche LLP of the Corporation's method of evaluating the recoverability of goodwill which occurred during the fiscal year ended January 30, 1994. Coopers & Lybrand L.L.P. identified several alternative methods for this purpose and suggested that the Corporation consider the use of one of such methods. However, Coopers & Lybrand L.L.P. was not engaged to, and did not, provide an opinion on the acceptability of any of such methods with respect to the Corporation. The Corporation believed that the method suggested by Coopers & Lybrand L.L.P. merited further consideration and requested Deloitte & Touche LLP to determine if the proposed new method would be in accordance with generally accepted accounting principles under all relevant SEC rules and SEC staff positions taken regarding the issue of goodwill recoverability. After a review of the Corporation's current and proposed new methods of accounting for goodwill, current accounting literature, and current industry practice and after informal discussions with the SEC staff, Deloitte & Touche LLP advised the Corporation that the proposed new method being considered by the Corporation would not be an acceptable or preferable method under the Corporation's particular fact situation. Based upon such advice from Deloitte & Touche LLP, the Corporation made no change in its method of evaluating the carrying value of such assets for the fiscal year ended January 29, 1995.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting. As to other business, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                              STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1997 annual meeting of stockholders of the Corporation must be received by the Corporation not later than November 29, 1996, for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers (as defined in the applicable regulations) and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file certain reports of ownership and changes of ownership of the Corporation's equity securities with the Securities and Exchange Commission ("SEC") and the American Stock Exchange. Officers, directors, and more than 10% stockholders are required by SEC regulation to furnish to the Corporation copies of all Section 16(a) forms which they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5 was required for those persons, the Corporation believes that, during the period from January 30, 1995, through January 28, 1996, all filing requirements applicable to its officers, directors, and more than 10% stockholders were complied with.

                             ADDITIONAL INFORMATION

     The annual report of the Corporation for the fiscal year ended January 28, 1996, including financial statements, is being mailed to stockholders of the Corporation with this Proxy Statement. Such report is not to be regarded as proxy soliciting material or as a part of this Proxy Statement.

     The cost of soliciting proxies in the accompanying form will be borne by the Corporation. Officers and directors of the Corporation, without compensation other than their regular compensation, also may solicit proxies either by mail, personal conversation, telephone, or other means of communication. Upon request, the Corporation will reimburse brokerage firms, nominees, and others for their reasonable expenses of forwarding solicitation material to the beneficial owners of Common Stock.

Dated March 27, 1996                    BY ORDER OF THE BOARD OF
                                        DIRECTORS,

                                        FRANK A. WASHBURN,

                                        Secretary